UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Wyndham Destinations, Inc.
(Name of Registrant as Specified In Its Charter)
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Supplement to Definitive Proxy Statement for Annual Meeting of Shareholders
To Be Held Thursday, May 16, 2019

April 5, 2019

This supplement updates our definitive proxy statement (Proxy Statement) filed with the Securities and Exchange Commission on April 4, 2019, regarding the 2019 Annual Meeting of Shareholders of Wyndham Destinations, Inc. (Annual Meeting) to be held on Thursday, May 16, 2019 at 11:30 a.m., Eastern Daylight Time, at the Company’s headquarters, 6277 Sea Harbor Drive, Orlando, Florida. Except as updated by this supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this supplement is to inform you that Ms. Denny Marie Post, one of the members of our Board of Directors (Board) who is standing for election at the Annual Meeting, has retired from her principal employment as President and Chief Executive Officer of Red Robin Gourmet Burgers, Inc. (Red Robin) and has resigned as a member of Red Robin’s board of directors, effective as of April 3, 2019.

In accordance with our Corporate Governance Guidelines, our Corporate Governance Committee considered the change in Ms. Post’s principal employment and concluded that Ms. Post should remain on the Board and stand for election at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

By order of the Board of Directors,

James Savina
Corporate Secretary